Exhibit 99.1

W3BCLOUD to go Public via Business Combination with Social Leverage Acquisition Corp I

Social Leverage Acquisition Corp I has $345 million in trust and has received commitments from AMD, ConsenSys, SK Inc. and others for an additional $50 million in new investments

●	W3BCLOUD provides the underlying physical (compute and storage) infrastructure needed to support the growth of the Web3 ecosystem, which favors developers, content creators, and consumers.

●	The transaction values the combined company at an enterprise value of $1.25 billion.

●	Social Leverage Acquisition Corp I has expertise in growing and guiding disruptive companies, which will help W3BCLOUD continue to scale rapidly and support the growth of the Web3 ecosystem.

●	W3BCLOUD expects to use transaction proceeds to significantly accelerate its investments in storage and compute infrastructure, which includes expanding its data center footprint and investing in the Web3 developer ecosystem.

●	Approximately 85% of W3BCLOUD’s data centers’ current energy consumption is renewable.

●	The Investor Presentation can be found on the W3BCLOUD investor page, https://investors.w3bcloud.com/.

August 1st, 2022 (NYSE: SLAC). Publicly traded special purpose acquisition company, Social Leverage Acquisition Corp I (“SLAC”), with $345 million in trust, today announced that it has entered into a definitive business combination agreement with W3BCLOUD Holdings Inc. (“W3BCLOUD”), a leading storage and compute infrastructure provider for Web3. Upon closing of the transaction, the company will be named W3BCLOUD, Inc., and shares of W3BCLOUD’s common stock are expected to trade on a national exchange.

Founded in 2018, W3BCLOUD provides storage and compute infrastructure to power Web3’s decentralized economy. With today’s transaction, W3BCLOUD aims to accelerate its investment in its platform to drive adoption by the blockchain developer community. Additionally, the company expects to benefit from emerging Web3 use cases such as Web3-enabled gaming, NFTs, DeFi, and the Metaverse, to further reinforce its position as a leading Web3 infrastructure provider and diversify revenue.

In contrast to the current internet, the next evolution of the internet, Web3, is underpinned by decentralized infrastructure based on blockchain technology which favors developers, content creators, and consumers with more closely aligned economics. By building a next-generation platform to support Web3 developers, W3BCLOUD expects to help bring this vision to fulfillment. Specifically, W3BCLOUD’s flexible architecture is designed to scale with Web3’s explosive growth and is supported by leading-edge hardware and software expertise from AMD and ConsenSys.

SLAC raised gross proceeds of $345 million in its initial public offering and was listed on the NYSE on February 12, 2021, with the aim to combine with a high-growth technology company capitalizing on a large opportunity. SLAC is sponsored by Social Leverage, an early-stage technology-focused venture capital firm that has invested in over 400 founder-led teams including many leading Web3 companies. Social Leverage and the SLAC team have built a successful track record of investing in highly innovative companies led by exceptional entrepreneurs based on their significant public company experience, broad relationships, strategic expertise and capital raising ability.

“W3BCLOUD is building the next generation infrastructure to support the Web3 economy, transitioning more control and ownership into the hands of developers and customers across industries spanning finance, digital storage, media and entertainment,” said Sami Issa, CEO of W3BCLOUD. “This transaction allows us to expand our support to Web3 developers and scale with the Web3 economy’s anticipated significant growth. I could not be more excited by the depth of experience and knowledge Social Leverage will bring to our company. With the added benefit of SLAC’s expertise and continued technical support from AMD and ConsenSys, I believe that W3BCLOUD will emerge as the leading dedicated platform to support the Web3 economy.”

“With its proprietary architecture, experienced management team, and large market opportunity, W3BCLOUD is well positioned as the ‘picks and shovels’ play to leverage the secular shift to a decentralized Internet,” said Howard Lindzon, CEO of SLAC. “The key to building world class companies is having a management team with passion, vision and deep domain experience, which perfectly describes this team. Sami and his team have already proven their ability to execute in an emerging and dynamic market. We are eager to help W3BCLOUD continue to execute on this vision and build the next great technology company.”

“We are in the early days of the establishment of a new trust foundation enabled by decentralized protocols which undergird Web3 and its many applications. This technology is powering a paradigm shift from the Age of Silos to the Age of Community,” said Joseph Lubin, founder of ConsenSys and co-founder of Ethereum and W3BCLOUD board member. W3BCLOUD is pioneering a next-generation decentralized hardware/software compute and storage platform for Web3 to better serve the developer community and end users, by advancing decentralization of the hardware layers of Web3 upon which the software innovations of the past decade are critically reliant. ”

Transaction Overview

The transaction values the combined company at an enterprise value of $1.25 billion. The company will receive up to $345 million in proceeds from SLAC’s cash in trust (assuming no redemptions). Additionally, W3BCloud has received commitments for $40 million from ConsenSys, SK Inc. and others for new investments in connection with the transaction and has an agreement with AMD for an additional equity investment of $10 million, each of which is subject to certain conditions. The parties intend to raise additional capital of up to $100 million post-announcement, though there is no guarantee that such funds will be able to be raised on favorable terms or at all. It is estimated that through this transaction, W3BCLOUD will receive approximately $445 million in cash to its balance sheet assuming $100 million of additional capital raised post-announcement, no redemptions of shares of common stock held by SLAC's shareholders and after estimated transaction expenses.

Existing W3BCLOUD shareholders will roll 100% of their equity in the transaction and are expected to own 3approximately 66% upon transaction close (assuming no redemptions). W3BCLOUD shareholders have the potential to receive an earnout of additional shares of common stock of the combined company if certain stock price targets are met as set forth in the definitive business combination agreement.

The transaction, which has been unanimously approved by the boards of directors of W3BCLOUD and SLAC, is expected to close in the fourth quarter of 2022, subject to, among other things, SEC review, approval of SLAC shareholders, regulatory approvals, and the satisfaction of other customary closing conditions. Additional information regarding the terms of the transactions can be found in a Current Report on Form 8-K filed today by SLAC.

Upon closing, the combined operating entity will continue to be led by Sami Issa as CEO and Wael Aburida as CFO, along with an experienced management team. Joseph Lubin, founder of ConsenSys and co-founder of Ethereum, will remain on W3BCLOUD’s Board of Directors. Mr. Lubin has established himself as a guiding force in the blockchain industry and a powerful advocate of decentralized technology. The Chairman of SLAC, Paul Grinberg, will join the board of the new combined company. Mr. Grinberg has 35 years of experience in M&A and advising, running, and serving on the boards of numerous public and private companies. He currently serves as the Chairman of Axos Financial, Inc., the holding company for Axos Bank, a digital-first bank that provides consumer and commercial banking products through its low-cost distribution channels and affinity partners. Sami Issa and Wael Aburida will join the Board of Directors.

Investor Presentation

A copy of the investor presentation can be found by accessing the investor relations section of W3BLOUD’s website, https://investors.w3bcloud.com/.

Advisors

Perella Weinberg Partners is acting as exclusive financial advisor to W3BCLOUD.

Barclays is acting as exclusive M&A advisor to SLAC. Barclays and B. Riley Securities are acting as capital markets advisors and joint placement agents to SLAC. Blueshirt Capital Advisors is serving as an investor relations advisor to W3BCLOUD.

Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel to W3BCLOUD. Ropes & Gray LLC is acting as legal counsel to SLAC. Latham & Watkins LLP is acting as legal advisor to Barclays and B. Riley Securities.

Additional Information about the Business Combination and Where to Find It

In connection with the proposed business combination, SLAC intends to file a preliminary proxy statement with the Securities and Exchange Commission (the "SEC") relating to the proposed business combination, which will be mailed (if and when available) to all SLAC shareholders once definitive. Additionally, SLAC will file other relevant materials with the SEC in connection with the proposed business combination. Copies of the definitive proxy statement and all other relevant materials for the proposed business combination filed or that will be filed with the SEC may be obtained free of charge at the SEC's website at www.sec.gov. In addition, the documents filed by SLAC may be obtained free of charge from SLAC at www.socialleverageholdings.com/sec. This press release does not contain all the information that should be considered concerning the proposed business combination and is not intended to form the basis for any investment decision or any other decision in respect of the proposed business combination. Before making any voting or investment decision, investors and shareholders of SLAC are urged to read, when available, the preliminary proxy statement, any amendments thereto, the definitive proxy statement and all other relevant materials filed or that will be filed with the SEC in connection with the proposed business combination because they will contain important information about the proposed business combination and the parties to the proposed business combination.

Participants in Solicitation

SLAC and W3BCLOUD and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of SLAC's stockholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed business combination of SLAC's directors and officers in SLAC's filings with the SEC, including SLAC’s initial public offering prospectus, which was filed with the SEC on February 16, 2021, and SLAC’s subsequent annual report on Form 10-K and quarterly reports on Form 10-Q. To the extent that holdings of SLAC's securities by insiders have changed from the amounts reported therein, any such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to SLAC's shareholders in connection with the business combination will be included in the proxy statement/prospectus relating to the proposed business combination when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This press release shall not constitute a proxy statement or solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This communication shall also not constitute an offer to sell, or a solicitation of an offer to buy any securities of SLAC or W3BCLOUD, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This communication includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to the proposed business combination between SLAC and W3BCLOUD. Forward-looking statements may generally be identified by the use of words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” or other similar expressions (or the negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that could cause the actual results to differ materially from the expected results. These statements are based on various assumptions, whether or not identified in this communication. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Many actual events and circumstances are beyond the control of W3BCLOUD and SLAC.

These forward-looking statements include, without limitation, W3BCLOUD's and SLAC's expectations with respect to targeted future financial results and anticipated financial impacts of the proposed business combination. Many factors could cause actual future events to differ from the forward-looking statements in this communication, including but not limited to (i) changes in domestic and foreign business, market, financial, political and legal conditions; (ii) the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed business combination or that the approval of the stockholders of SLAC is not obtained; (iii) the ability to maintain the listing of the combined company’s securities on the stock exchange; (iv) the inability to complete any private placement financing; (v) the risk that the proposed business combination disrupts current plans and operations of SLAC or W3BCLOUD as a result of the announcement and consummation of the transaction described herein; (vi) the risk that any of the conditions to closing are not satisfied in the anticipated manner or on the anticipated timeline; (vii) the failure to realize the anticipated benefits of the proposed business combination; (viii) risks relating to the uncertainty of the projected financial information with respect to W3BCLOUD and costs related to the proposed business combination; (ix) risks related to the rollout of W3BCLOUD’s business strategy and the timing of expected business milestones; (x) the effects of competition on W3BCLOUD’s future business and the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (xi) risks related to domestic and international political and macroeconomic uncertainty; (xii) the outcome of any legal proceedings that may be instituted against SLAC,

W3BCLOUD or any of their respective directors or officers, following the announcement of the potential business combination; (xiii) the amount of redemption requests made by SLAC’s public stockholders; (xiv) the ability of SLAC or the combined company to issue equity, if any, in connection with the proposed business combination or to otherwise obtain financing in the future; (xv) the impact of the global COVID-19 pandemic and governmental responses on any of the foregoing risks; (xvi) risks related to digital assets technology, industry and regulations;

(xvii) changes in laws and regulations; and (xviii) those factors discussed in SLAC’s Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, in each case, under the heading “Risk Factors,” and other documents of SLAC to be filed with the SEC. W3BCLOUD and SLAC caution that the foregoing list of factors is not exclusive or exhaustive and not to place undue reliance upon any forward-looking statements, including projections, which speak only as of the date made. If any of these risks materialize or SLAC’s or W3BCLOUD’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither SLAC nor W3BCLOUD presently know or that SLAC and W3BCLOUD currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect SLAC’s and W3BCLOUD’s expectations, plans or forecasts of future events and views as of the date of this press release. SLAC and W3BCLOUD anticipate that subsequent events and developments will cause SLAC’s and W3BCLOUD’s assessments to change. These forward-looking statements should not be relied upon as representing W3BCLOUD’s assessments as of any date subsequent to the date of this press release. Neither W3BCLOUD nor SLAC gives any assurance that W3BCLOUD or SLAC will achieve its expectations. Neither W3BCLOUD nor SLAC undertake or accept any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, or should circumstances change, except as otherwise required by securities and other applicable laws. Accordingly, undue reliance should not be placed upon the forward-looking statements.

About W3BCLOUD

W3BCLOUD provides the compute and storage infrastructure to power the decentralized application layer for Web3 protocols. Founded in 2018, W3BCLOUD is a joint venture among AMD, ConsenSys, and the company’s founders.

About Social Leverage Acquisition Corp I

Social Leverage Acquisition Corp I is a blank check company, also commonly referred to as a SPAC, formed for the purpose of effecting a business combination with a company, with a primary focus on innovative and mission-driven businesses in the financial technology, enterprise software, or consumer technology sectors.

W3BCLOUD Contacts Media Contact:

Karbo Communications W3BCLOUD@karbocom.com

Investor Relations Contact:

Greg McNiff, The Blueshirt Group investors@W3BCLOUD.com

Social Leverage Acquisition Corp I Media Contact

Douglas Horlick

doug@socialleverage.com

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